EXHIBIT 99.1
Havertys Reports Earnings for Third Quarter 2020

Atlanta, Georgia, October 28, 2020 – HAVERTYS (NYSE: HVT and HVT.A) reported today its operating results for the 2020 third quarter ended September 30, 2020.

Financial Highlights

Third Quarter ended September 30, 2020 Compared to Same Period of 2019

•	EPS of $0.97 per share in 2020 compared to $0.31 in 2019.
•	As previously reported, sales of $217.5 million for 2020 compared to $209.3 million for 2019.

Clarence H. Smith, chairman, president and CEO, said, “Our written business since reopening in May has been at a record pace. We had increases in all sales and key financial metrics in the third quarter compared to last year. The surge in demand for home furnishings and the impact of coronavirus on production, when coupled with shipping complications, has generated supply chain challenges. We believe our vendor relationships and system capabilities are a competitive advantage in accelerating receipt of product and setting delivery dates with customers. Increasing our staffing to appropriately serve our customer is a key near term focus and we continue to enhance our online shopping and buying experience.
The impact of COVID-19 on sectors that are aligned with the home is in stark contrast with those connected to travel and entertainment. I am very proud of the commitment of our team members to meet the current challenges and opportunities. We cannot predict the duration of this dynamic business shift or its long-term impact on our industry, but we are confident in our seasoned teams and have the resources to capitalize on the changing retail landscape.”

Financial Summary

Third Quarter ended September 30, 2020 Compared to Same Period of 2019

•	Sales rose 3.9% and comparable store sales increased 4.0%. Total written sales were up 22.8% and written comparable store sales rose 22.6%.
•	Gross profit margins increased 270 basis points to 56.2% in 2020 from 53.5% for the same period of 2019.
•	SG&A expenses decreased $4.1 million in 2020 compared to the same period in 2019 and fell to 46.0% of sales from 49.8%. The primary drivers of this change are:
•	reduction in advertising spend of $2.5 million in 2020.
•	reduction in salaries, wages, payroll taxes and benefits of $5.6 million given the workforce reduction in the second quarter of 2020.
•	reduction in travel, meetings and related expenses of $1.8 million.
•	increase in commissions and incentive compensation of $5.6 million.
•	Inventories are down $13.9 million from December 31, 2019 levels.
•	Customer deposits are up $58.3 million or 193.5% from December 31, 2019. We are not experiencing any appreciable increase in cancelled sales.
•
We repurchased 0.6 million shares of Havertys common stock in the open market at an average price of $21.00 for a total of $12.9 million. The remaining authorization under the share repurchase program is $16.8 million.

•	We paid $3.7 million in quarterly dividends.

NEWS RELEASE – October 28, 2020

Expectations and Other

•
We expect gross profit margins for the fourth quarter of 2020 as a percent of sales will be comparable to the third quarter 2020 level based on current estimates of product and freight costs and changes in our LIFO reserve.

•
The variable type costs within our SG&A for the fourth quarter of 2020 are expected to be 17.8% compared to 18.2% in the same period of 2019. Our estimate for fixed and discretionary type SG&A expenses for the fourth quarter of 2020 is in the $67.0 to $69.0 million range versus $69.6 million for these same costs in the fourth quarter of 2019.

•	We expect to open a location in a new market, Myrtle Beach, SC in early March 2021. Total capital expenditures are estimated to be approximately $11.4 million in 2020.

NEWS RELEASE – October 28, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net sales	$217,513	$209,320	$506,913	$588,455
Cost of goods sold	95,336	97,301	225,537	269,796
Gross profit	122,177	112,019	281,376	318,659
Credit service charges	15	19	53	60
Gross profit and other revenue	122,192	112,038	281,429	318,719

Expenses:
Selling, general and administrative	100,097	104,161	270,281	298,824
Provision for doubtful accounts	20	42	56	66
Other (income) expense, net	(2,406)	(42)	(34,301)	(323)
Total expenses	97,711	104,161	236,036	298,567

Income before interest and income taxes	24,481	7,877	45,393	20,152
Interest (income) expense, net	(51)	(292)	(64)	(980)

Income before income taxes	24,532	8,169	45,457	21,132
Income tax expense	6,271	2,072	11,737	5,367
Net income	$18,261	$6,097	$33,720	15,765

Diluted earnings per share:
Common Stock	$0.97	$0.31	$1.77	$0.77
Class A Common Stock	$0.93	$0.30	$1.70	$0.73

Diluted weighted average shares outstanding:
Common Stock	18,864	19,893	19,038	20,444
Class A Common Stock	1,526	1,536	1,530	1,637

Cash dividends per share:
Common Stock	$0.20	$0.20	$0.55	$0.56
Class A Common Stock	$0.19	$0.19	$0.52	$0.53
Note:  Diluted earnings per share for the nine months ended September 30, 2020 includes $1.24 for gain on sale-leaseback transaction in May 2020.

NEWS RELEASE – October 28, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	September 30, 2020	December 31, 2019	September 30, 2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$211,849	$75,739	$89,528
Restricted cash and cash equivalents	6,713	6,663	6,632
Accounts receivable, net	1,521	1,527	1,570
Inventories	90,943	104,817	99,958
Prepaid expenses	9,996	7,652	10,476
Other current assets	9,954	8,125	6,449
Total current assets	330,976	204,523	214,613

Accounts receivable, long-term, net	161	195	204
Property and equipment, net	109,663	156,534	158,087
Right of-use lease assets	235,778	175,474	183,524
Deferred income taxes	12,523	13,198	12,202
Other assets	10,324	10,148	9,873
Total assets	$699,425	$560,072	$578,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,110	$27,830	$27,495
Customer deposits	88,408	30,121	34,852
Accrued liabilities	53,866	39,654	41,163
Current lease liabilities	32,685	29,411	29,283
Total current liabilities	202,069	127,016	132,793

Noncurrent lease liabilities	207,780	149,594	155,046
Other liabilities	22,199	22,959	21,942
Total liabilities	432,048	299,569	309,781

Stockholders’ equity	267,377	260,503	268,722
Total liabilities and stockholders’ equity	$699,425	$560,072	$578,503

NEWS RELEASE – October 28, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,720	$15,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,959	15,412
Share-based compensation expense	3,362	2,690
Gain from sale of land, property, and equipment	(34,202)	(12)
Other	1,259	(1,249)
Changes in operating assets and liabilities:
Inventories	13,873	5,882
Customer deposits	58,287	10,387
Operating lease assets and liabilities, net	1,156	3,296
Other assets and liabilities	(4,997)	(2,761)
Accounts payable and accrued liabilities	13,404	8,957
Net cash provided by operating activities	99,821	58,367

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,205)	(12,446)
Proceeds from sale of property and equipment	74,399	2,268
Net cash provided by (used in) investing activities	67,194	(10,178)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing under revolving credit facility	43,800	—
Payments of borrowings under revolving credit facility	(43,800)	—
Net change in borrowings under revolving credit facility	—	—

Dividends paid	(10,271)	(11,194)
Common stock repurchased	(19,708)	(19,316)
Other	(876)	(1,328)
Net cash used in financing activities	(30,855)	(31,838)
Increase in cash, cash equivalents and restricted cash equivalents during the period	136,160	16,351
Cash, cash equivalents and restricted cash equivalents at beginning of period	82,402	79,809
Cash, cash equivalents and restricted cash equivalents at end of period	$218,562	$96,160

NEWS RELEASE – October 28, 2020

Adjusted EPS
Earnings per share is a financial measure under generally accepted accounting principles (“GAAP”). Adjusted diluted earnings per share (“Adjusted EPS”) is considered a non-GAAP financial measure under the rules because it excludes certain amounts which are included when diluted earnings per share (“EPS”) are calculated in accordance with U.S. GAAP (EPS), the most directly comparable financial measure calculated in accordance with U.S. GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Havertys’ earnings performance, and provides investors the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the nine months ended September 30, 2020 by adjusting EPS for a sale-leaseback transaction in the quarter ended June 30, 2020. There were no such adjustments in the comparable period of 2019.

Nine months ended September 30, 2020
Diluted earnings per share:
Reported EPS	$1.77

Adjustments:
Gain from sale-leaseback transaction: pre-tax	1.66
Tax impact of gain(1)	(0.42)
Net adjustment	1.24

Adjusted EPS	$0.53
(1)	Calculated based on nature of item and rates applied.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on October 29, 2020 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through November 11, 2020. The number to access the telephone playback is 1-888-203-1112 (access code: 9286660).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

NEWS RELEASE – October 28, 2020

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2020, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019 (all of which risks may be amplified by the COVID-19 pandemic) and Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

 Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys